Exhibit 23.3

天元律师事务所
Tian Yuan Law Firm

中国北京金融大街35号国际企业大厦C座11层 邮政编码: 100033
11th Floor, Tower C, Corporate Square, 35 Financial Street, Beijing 100033, China
电话 Telephone: + 86 10 8809 2188   传真 Facsimile: + 86 10 8809 2150

December 29, 2010

China Power Technology, Inc. (“China Power”)
No. 12, Gongyuan Road
Kaifeng City, Henan Province 475002
People’s Republic of China

We hereby consent the use of our firm’s name and the reference to our firm’s opinion in China Power’s Registration Statement on Form S-1, as amended (the “Registration Statement”), which has been filed with the Securities and Exchange Commission.

We hereby further consent to the reliance by China Power and its legal counsel Pillsbury Winthrop Shaw Pittman LLP upon our firm’s opinion issued in connection with China Power’s underwritten public offering pursuant to the Registration Statement.

Yours faithfully,

/s/ Tian Yuan Law Firm

Tian Yuan Law Firm